UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 14, 2005

The Warnaco Group, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	001-10857	95-4032739

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

501 Seventh Avenue, New York, New York	10018

(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:	(212) 287-8000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On September 12, 2005, The Warnaco Group, Inc. (the “Registrant”) appointed Elizabeth Wood to the position of Senior Vice President, Human Resources of the Registrant and entered into an employment agreement with Ms. Wood (the “Agreement”). The initial term of the Agreement is two years commencing on September 12, 2005, subject to automatic one-year renewals unless notice of non-renewal is given at least 120 days prior to the date on which the term would otherwise expire.

The Agreement provides for an initial annual base salary of $300,000 and a target bonus opportunity equal to 50% of base salary. In addition to participation in employee benefits and perquisites programs applicable to the Registrant’s senior executives generally, pursuant to the Agreement the Registrant granted Ms. Wood 11,500 shares of restricted common stock of the Registrant and an option to purchase 34,500 shares of the Registrant’s common stock. The equity grants were made under and subject to the terms and conditions of the Registrant’s 2005 Stock Incentive Plan. Assuming continued employment, these equity grants will vest 1/3 on the first, second and third anniversaries of Ms. Wood’s commencement date. Commencing with fiscal year 2006, assuming continued employment, Ms. Wood will be entitled to a supplemental annual award equal to a certain percentage of her prior year’s total cash compensation (base salary and earned annual bonus) (“Supplemental Award”), with the first award pro-rated to reflect four months of service in fiscal year 2005. Such percentage shall be 8% if Ms. Wood is less than age 50, 10% if she is at least age 50 but not age 60, and 13% if she is age 60 or greater, in each case, measured as of the end of the fiscal year in which the award is made. Each Supplemental Award will be granted 50% in restricted stock (“Career Shares”) and 50% in the form of a credit to a bookkeeping account on the Registrant’s books (“Notional Account”). Amounts credited to the Notional Account will be credited (or debited) with the deemed positive (or negative) return based on the investment alternatives approved by the Registrant for this purpose under its 401(k) plan and selected in advance by Ms. Wood to apply to such account. The Career Shares will vest 50% on the earlier of Ms. Wood’s 62nd birthday or 15 years of vesting service (i.e., any service as an executive officer of the Registrant) and 100% on the earliest of Ms. Wood’s 65th birthday, 20 years of vesting service or the 10th anniversary of the grant date. The Notional Account will vest 50% on the earlier of Ms. Wood’s 62nd birthday or five years of vesting service, and 100% on the earlier of Ms. Wood’s 65th birthday or 10 years of vesting service.

If Ms. Wood’s employment terminates upon her death or Disability (as defined in the Agreement), she (or her legal representative or estate, as the case may be) will be entitled to (i) a pro-rata bonus for the year of termination, (ii) immediate vesting of 50% of any unvested restricted shares (other than Career Shares) and (iii) immediate vesting of 50% of any unvested Supplemental Award.

If Ms. Wood’s employment is terminated by the Registrant without Cause or by Ms. Wood for Good Reason (each term as defined in the Agreement) and such termination is not upon or within one year following a Change in Control (as defined in the Agreement), or if the Registrant provides a notice of non-renewal of the Agreement and terminates Ms. Wood’s employment at the end of the term, Ms. Wood will be entitled to (i) payment of annual base salary as salary continuation for the remaining term of the Agreement (but in no event less than 12 months), (ii) immediate vesting of 50% of any unvested restricted shares (other than Career Shares), (iii) 12 months or the option term, if shorter, to exercise any vested stock options and (iv) continued participation in welfare benefit plans until the earlier of the end of the term (but in no event less than 12 months) or the date she obtains equivalent coverage from subsequent employment.

If Ms. Wood’s employment is terminated by the Registrant without Cause or by Ms. Wood for Good Reason upon or within one year following a Change in Control, she will be entitled to (i) payment in a lump sum of an amount equal to two times base salary plus target bonus, (ii) a pro-rata target bonus for the year of termination, (iii) immediate vesting of all outstanding equity awards (other than Career Shares) and any previously granted Supplemental Award, with any stock options remaining exercisable for 24 months or the option term, whichever is shorter, and (iv) continued participation in welfare benefit plans until the earlier of 24 months from the date of termination and the date she obtains equivalent coverage from subsequent employment.

Under the Agreement, Ms. Wood is bound by a perpetual confidentiality covenant and is prohibited from competing with the Registrant both during employment and for 12 months thereafter. Additionally, during employment and for 18 months thereafter, Ms. Wood is prohibited from soliciting or hiring employees of the Registrant and its affiliates and from soliciting their clients. If any payments, benefits or entitlements provided to Ms. Wood under the Agreement or otherwise are subject to federal excise tax as excess parachute payments and Ms. Wood would be in a better position on an after-tax basis, such payments, benefits or entitlements will be reduced such that no federal excise tax will apply.

A copy of the Agreement is attached to this report as Exhibit 10.1 and is incorporated herein by reference. The description of the Agreement is qualified in its entirety by reference to the Agreement.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description

Exhibit 10.1	Employment Agreement, dated as of September 12, 2005, by and between The Warnaco Group, Inc. and Elizabeth Wood

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE WARNACO GROUP, INC.

Date:	September 14, 2005	By:	/s/ Jay A. Galluzzo

Name:	Jay A. Galluzzo
Title:	Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

Exhibit 10.1	Employment Agreement, dated as of September 12, 2005, by and between The Warnaco Group, Inc. and Elizabeth Wood